UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): January 30, 2015 (January 30, 2015)

Valeant Pharmaceuticals International, Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 St. Elzéar Blvd. West

Laval, Quebec

Canada H7L 4A8

(Address of principal executive offices)(Zip Code)

514-744-6792

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

5.50% Senior Notes due 2023

On January 30, 2015, Valeant Pharmaceuticals International, Inc. (the “Issuer”) completed its previously announced offering (the “Notes Offering”) of $1.0 billion aggregate principal amount of its 5.50% senior unsecured notes due 2023 (the “Notes”).

The Notes were offered and sold to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The net proceeds of the Notes Offering are expected to be used (i) to finance the redemption of all of the outstanding 6.875% Senior Notes due 2018 issued by the Issuer’s wholly-owned subsidiary, Valeant Pharmaceuticals International, (ii) to repay all or a portion of the amounts drawn under the Issuer’s revolving credit facility, and (iii) for general corporate purposes, including acquisitions. Concurrently with the pricing of the Notes Offering, Valeant Pharmaceuticals International irrevocably called for redemption the remaining approximately $500 million aggregate principal amount of its outstanding 6.875% Senior Notes due 2018.

The Senior Notes Indenture

The Notes were issued pursuant to the indenture, dated as of January 30, 2015 (the “Notes Indenture”), between the Issuer, the guarantors named therein and The Bank of New York Mellon Trust Company, as trustee (the “Trustee”).

Pursuant to the Notes Indenture, the Notes will mature on March 1, 2023. The Notes will accrue interest at the rate of 5.50% per year. Interest on the Notes will be payable semi-annually in arrears on each March 1 and September 1. Interest on the Notes will accrue from January 30, 2015.

The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after March 1, 2018, at the redemption prices applicable to the Notes as set forth in the Notes Indenture.

In addition, the Issuer may redeem some or all of the Notes prior to March 1, 2018 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to March 1, 2018, the Issuer may redeem up to 40% of the aggregate principal amount of the Notes using the proceeds of certain equity offerings at the redemption price set forth in the Notes Indenture.

Upon the occurrence of a change of control (as defined in the Notes Indenture), unless the Issuer has exercised its right to redeem all of the Notes, each holder of the Notes may require the Issuer to repurchase such holder’s Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the purchase date applicable to such Notes.

The Notes Indenture contains covenants that limit the ability of the Issuer and any of its restricted subsidiaries (as such term is defined in the Notes Indenture) to, among other things:

•	incur or guarantee additional indebtedness;

•	make certain investments and other restricted payments;

•	create liens;

•	enter into transactions with affiliates;

•	engage in mergers, consolidations or amalgamations; and

•	transfer and sell assets.

The Notes Indenture also provides for customary events of default.

The foregoing summary of the Notes Indenture is not complete and is qualified in its entirety by reference to the full and complete text of the Notes Indenture, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

4.1	Indenture, dated as of January 30, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Howard B. Schiller
Name:	Howard B. Schiller
Title:	Executive Vice President and Chief Financial Officer

Date: January 30, 2015

EXHIBIT INDEX

4.1	Indenture, dated as of January 30, 2015.